UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2024

DRAGONFLY ENERGY HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-40730	85-1873463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1190 Trademark Drive #108 Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 622-3448

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DFLI	The Nasdaq Capital Market
Redeemable warrants, exercisable for common stock	DFLIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 31, 2024, Dragonfly Energy Holdings Corp. (the “Company”), Dragonfly Energy Corp. and Battle Born Battery Products, LLC entered into a limited waiver and fourth amendment (the “Amendment”) to its Term Loan, Guarantee and Security Agreement (as amended, the “Loan Agreement”) with the lenders (the “Lenders”) in regards to its compliance with the Senior Leverage Ratio and Fixed Charge Coverage Ratio tests (together, the “Tests”) as of the last day of the quarter ended December 31, 2024 and certain amendments to the Loan Agreement. The Amendment provided for a one-time issuance of penny warrants (the “Penny Warrants”) to purchase up to 350,000 shares (the “Penny Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $0.01 per share, in connection with the Lenders’ agreement to waive the Tests under the Loan Agreement for the quarter ended December 31, 2024 and to amend the Loan Agreement. The Penny Warrants will expire ten years from the date of issuance and will be exercisable at such time that the Company obtains the Warrant issuance Shareholder Approval (as defined below).

Pursuant to the Amendment, the Company agreed to use commercially reasonable efforts to obtain shareholder approval for the issuance of up to 1,400,000 shares of Common Stock underlying penny warrants issued to the Lenders on and after the date of the Amendment, including the Penny Warrant Shares and the Accrued Warrant Shares (as defined below), in accordance with Rules 5635(b) and 5635(d) of the Nasdaq Stock Market (the “Warrant Issuance Shareholder Approval”). Further, the Company agreed to issue the Lenders additional penny warrants (the “Accrued Penny Warrants”) exercisable for a number of shares of Common Stock pursuant to the formula set forth in the Amendment (the “Accrued Warrant Shares”) upon the earlier to occur of (i) five business days after the end of the Waiver Period (as defined below) or (ii) five business days prior to the effectiveness of a Change of Control (as defined in the Loan Agreement), in which such Accrued Penny Warrants would not be exercisable prior to receipt of the Warrant Issuance Shareholder Approval.

Under the Amendment, the Lenders agreed to temporarily suspend the Lenders’ rights under Section 4(b) of the Warrants (as defined in the Amendment) to receive additional warrant shares in connection with the issuances by Company of shares of Common Stock pursuant to the Committed Equity Facility (as defined in the Penny Warrants) during the period from December 31, 2024 through the earliest of (x) the Company obtaining the Warrant Issuance Shareholder Approval, (y) the occurrence of a Change of Control, or (z) December 31, 2025 (the “Waiver Period”). In addition, the Amendment: (i) provided for the interest to be paid on the Payment Date (as defined in the Loan Agreement) occurring on January 1, 2025 to be payable partly in cash and the remainder payable-in-kind as set forth in the Amendment; and (ii) reduced the liquidity requirement under the Loan Agreement to be $3.5 million as of the last day of the fiscal month ended December 31, 2024.

The Amendment also provided for a support agreement to be entered into by and among the Company and specified shareholders of the Company that hold in excess of 20% of the voting stock of the Company as of the date of the Amendment by which such shareholders agree to (i) be present at any meeting of shareholders of the Company and (ii) vote in favor of a proposal to obtain the Warrant Issuance Shareholder Approval (the “Support Agreement”). On December 31, 2024, the Company entered into the Support Agreement with the specified shareholder signatory thereto.

The foregoing summary and description of the provisions of the Amendment, the Support Agreement and the Penny Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Penny Warrant, the Amendment and the Support Agreement, copies of which are filed as Exhibits 4.1, 10.1 and 10.2, respectively to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the Amendment, Penny Warrant, the Penny Warrant Shares, the Accrued Penny Warrants and the Accrued Warrant Shares is hereby incorporated by reference into this Item 3.02. The Penny Warrant and the Penny Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Penny Warrant.
10.1	Limited Waiver and Fourth Amendment to Term Loan, Guarantee and Security Agreement, dated as of December 31, 2024, by and among Dragonfly Energy Holdings Corp., Dragonfly Energy Corp., Battle Born Battery Products, LLC, the lenders from time to time party thereto and Alter Domus (US) LLC.
10.2	Support Agreement, dated as of December 31, 2024, by and among Dragonfly Energy Holdings Corp. and the shareholder identified on the signature pages thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAGONFLY ENERGY HOLDINGS CORP.

Dated: January 3, 2025	By:	/s/ Denis Phares
	Name:	Denis Phares
	Title:	Chief Executive Officer, Interim Chief Financial Officer and President